Earnings Summary February 1, 2022 Fourth Quarter 2021 Exhibit 99.2

This presentation contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to future period guidance; future net revenue, operating expenses, net income, diluted earnings per common share, non-GAAP operating expenses, non-GAAP net income, diluted non-GAAP earnings per common share, and other financial metrics; future repayments under the Company's credit facilities; the Company’s performance relative to its markets, including the drivers of such performance; the impact, financial or otherwise, of any organizational changes; market and technology trends, including the expected impact of the COVID-19 pandemic; the development of new products and the success of their introductions; the Company's capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayments and potential acquisitions; the impact of the acquisitions the Company has made and commercial partnerships the Company has established; the Company’s ability to execute on its strategies; and other matters. These statements involve risks and uncertainties, and actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to our pending merger with CMC Materials, Inc.; the COVID-19 pandemic on the global economy and financial markets, as well as on the Company, our customers and suppliers, which may impact our sales, gross margin, customer demand and our ability to supply our products to our customers; weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for the Company’s products and solutions; raw material shortages, supply constraints and price increases; the Company’s ability to meet rapid demand shifts; the Company’s ability to continue technological innovation and introduce new products to meet customers' rapidly changing requirements; the Company’s concentrated customer base; the Company’s ability to identify, complete and integrate acquisitions, joint ventures or other transactions; the Company’s ability to effectively implement any organizational changes; the Company’s ability to protect and enforce intellectual property rights; operational, political and legal risks of the Company’s international operations; the Company’s dependence on sole source and limited source suppliers; the increasing complexity of certain manufacturing processes; changes in government regulations of the countries in which the Company operates; fluctuation of currency exchange rates; fluctuations in the market price of the Company’s stock; the level of, and obligations associated with, the Company’s indebtedness; and other risk factors and additional information described in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risks Factors" in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on February 5, 2021, and in the Company’s other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. This presentation contains references to “Adjusted EBITDA,” “Adjusted EBITDA – as a % of Net Sales,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Gross Profit,” “Adjusted Gross Margin – as a % of Net Sales,” “Adjusted Segment Profit,” “Adjusted Segment Profit Margin,” “Non-GAAP Operating Expenses,” "Non-GAAP Tax Rate," “Non-GAAP Net Income,” “Diluted Non-GAAP Earnings per Common Share” and "Free Cash Flow" that are not presented in accordance GAAP. The non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures but should instead be read in conjunction with the GAAP financial measures. Further information with respect to and reconciliations of such measures to the most directly comparable GAAP financial measure can be found attached to this presentation. 2 Safe Harbor

+23%1$635M REVENUE +41%$160M OPERATING INCOME +38% $0.96 DILUTED NON-GAAP EPS2 +320 bps25.1%3 OPERATING MARGIN 1. All growth data on this slide is year-on-year. 2. See appendix for GAAP to non-GAAP reconciliations. 3. As a % of net sales. 3 $0.87 DILUTED GAAP EPS +35% Fourth Quarter 2021 Financial Summary $177M ADJUSTED OPERATING INCOME2 +39% 27.8%3 ADJUSTED OPERATING MARGIN2 +330 bps

+24%1$2.3B REVENUE +40%$552M OPERATING INCOME +39% $3.44 DILUTED NON-GAAP EPS2 +270 bps24.0%3 OPERATING MARGIN 1. All growth data on this slide is year-on-year. 2. See appendix for GAAP to Non-GAAP reconciliations. 3. As a % of net sales. 4 $3.00 DILUTED GAAP EPS +35% 2021 Financial Summary $609M ADJUSTED OPERATING INCOME2 +33% 26.5%3 ADJUSTED OPERATING MARGIN2 +180 bps

5 $ in millions, except per share data 4Q21 4Q21 Guidance 3Q21 4Q20 4Q21 over 4Q20 4Q21 over 3Q21 Net Revenue $635.2 $580 - $600 $579.5 $517.6 22.7% 9.6% Gross Margin 46.5% 45.6% 44.6% Operating Expenses $135.5 $128 - $13 $124.8 $117.6 15.2% 8.6% Operating Income $159.5 $139.4 $113.2 40.9% 14.5% Operating Margin 25.1% 24.0% 21.9% Tax Rate 20.2% 8.3% 18.6% Net Income $118.2 $109 - $116 $117.5 $86.6 36.5% 0.6% Diluted Earnings Per Common Share $0.87 $0.80 - $0.85 $0.86 $0.63 38.1% 1.2% Summary – Consolidated Statement of Operations (GAAP)

Summary – Consolidated Statement of Operations (Non-GAAP)[1]

$ in millions, except per share data	4Q21	4Q21 Guidance	3Q21	4Q20	4Q21 over 4Q20	4Q21 over 3Q21
Net Revenue	$635.2	$580 - $600	$579.5	$517.6	22.7%	9.6%
Adjusted Gross Margin – as a % of Net Sales[2]	46.5%		45.6%	44.6%		
Non-GAAP Operating Expenses[3]	$118.7	$116 - $118	$111.5	$103.9	14.3%	6.5%
Adjusted Operating Income	$176.8		$152.7	$126.9	39.2%	15.8%
Adjusted Operating Margin	27.8%		26.3%	24.5%		
Non-GAAP Tax Rate[4]	20.3%		11.4%	19.1%		
Non-GAAP Net Income[5]	$131.8	$119 - $126	$125.4	$97.1	35.7%	5.1%
Diluted Non-GAAP Earnings Per Common Share	$0.96	$0.87 - $0.92	$0.92	$0.71	35.2%	4.3%

1. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation.
2. Excludes charges for fair value write-up of acquired inventory sold.
3. Excludes amortization expense, deal and transaction costs, integration costs and severance and restructuring costs.
4. Reflects the tax effect of non-GAAP adjustments and discrete tax items to GAAP taxes.
5. Excludes the items noted in footnotes 2 and 3 and the tax effect of non-GAAP adjustments.

6

Entegris

7 $ in millions, except per share data Year Ended December 31, 2021 Year Ended December 31, 2020 Year-over-Year Net Revenue $2,298.9 $1,859.3 23.6% Gross Margin 46.1% 45.7% Operating Expenses $507.9 $454.3 11.8% Operating Income $551.8 $395.4 39.5% Operating Margin 24.0% 21.3% Tax Rate 14.6% 16.7% Net Income $409.1 $295.0 38.7% Diluted Earnings Per Common Share $3.00 $2.16 38.9% Summary – Consolidated Statement of Operations (GAAP)

8 $ in millions, except per share data Year Ended December 31, 2021 Year Ended December 31, 2020 Year-over-Year Net Revenue $2,298.9 $1,859.3 23.6% Adjusted Gross Margin – as a % of Net Sales2 46.1% 45.7% Non-GAAP Operating Expenses3 $451.0 $390.2 15.6% Adjusted Operating Income $609.1 $459.0 32.7% Adjusted Operating Margin 26.5% 24.7% Non-GAAP Tax Rate4 16.1% 17.7% Non-GAAP Net Income5 $469.4 $345.7 35.8% Diluted Non-GAAP Earnings Per Common Share $3.44 $2.54 35.4% Summary – Consolidated Statement of Operations (Non-GAAP)1 1. See GAAP to Non-GAAP reconciliation tables in the appendix of this presentation. 2. Excludes charges for fair value write-up of acquired inventory sold, integration costs and severance and restructuring costs. 3. Excludes amortization expense, deal and transaction costs, integration costs and severance and restructuring costs. 4. Reflects the tax effect of non-GAAP adjustments and discrete tax items to GAAP taxes. 5. Excludes the items noted in footnotes 2 and 3, the loss on debt extinguishment and the tax effect of non-GAAP adjustments and discrete tax items to GAAP taxes.

9 1. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation. Sales growth was primarily driven by advanced deposition materials, formulated cleans and selective etch chemistries. –––––– Segment profit margin (adjusted) YOY increase was primarily driven by the volume improvement and the impact of a discrete inventory valuation adjustment taken in Q4 2020 that did not reoccur in Q4 2021. Segment profit margin (adjusted) SEQ increase driven primarily by higher volumes. $ in millions 4Q21 3Q21 4Q20 4Q21 over 4Q20 4Q21 over 3Q21 Net Revenue $188.0 $176.4 $168.6 11.5% 6.6% Segment Profit $47.2 $41.1 $29.8 58.6% 14.9% Segment Profit Margin 25.1% 23.3% 17.6% Adj. Segment Profit1 $47.6 $41.2 $29.9 59.3% 15.8% Adj. Segment Profit Margin1 25.3% 23.3% 17.7% Specialty Chemicals and Engineered Materials (SCEM) 4Q21 Highlights

10 1. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation. Microcontamination Control (MC) 4Q21 Highlights $ in millions 4Q21 3Q21 4Q20 4Q21 over 4Q20 4Q21 over 3Q21 Net Revenue $258.9 $225.9 $205.6 25.9% 14.6% Segment Profit $94.2 $78.4 $71.7 31.4% 20.2% Segment Profit Margin 36.4% 34.7% 34.9% Adj. Segment Profit1 $94.2 $78.5 $71.9 31.1% 20.0% Adj. Segment Profit Margin1 36.4% 34.7% 34.9% Sales growth was strong across all product lines 2021, especially in liquid filtration, demonstrating strong traction in advanced logic and memory nodes; and in gas filtration & purification, which benefited from strong activity in new fab construction and strong demand from our OEM customers. –––––– Segment profit margin (adjusted) increase was driven primarily by higher volumes.

11 1. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation. Advanced Materials Handling (AMH) 4Q21 Highlights $ in millions 4Q21 3Q21 4Q20 4Q21 over 4Q20 4Q21 over 3Q21 Net Revenue $197.7 $186.2 $151.7 30.3% 6.2% Segment Profit $45.3 $40.5 $34.3 32.0% 11.9% Segment Profit Margin 22.9% 21.8% 22.6% Adj. Segment Profit1 $45.3 $40.6 $34.4 31.5% 11.7% Adj. Segment Profit Margin1 22.9% 21.8% 22.7% Year-on-year sales growth was strongest in wafer handling and fluid handling. Sales of Aramus products significantly contributed to growth in AMH in 2021. –––––– Segment profit margin (adjusted) increase was primarily driven by higher volumes.

12 $ in millions 4Q21 3Q21 4Q20 $ Amount % Total $ Amount % Total $ Amount % Total Cash & Cash Equivalents $402.6 12.6% $475.8 15.8% $580.9 19.9% Accounts Receivable, net $347.4 10.9% $315.1 10.5% $264.4 9.1% Inventories $475.2 14.9% $429.0 14.2% $323.9 11.1% Net PP&E $654.1 20.5% $597.6 19.8% $525.4 18.0% Total Assets $3,191.9 $3,012.3 $2,917.7 Current Liabilities $379.0 11.9% $309.4 10.3% $302.6 10.4% Long-term Debt, Excluding Current Maturities $937.0 29.4% $936.7 31.1% $1,085.8 37.2% Total Liabilities $1,478.1 46.3% $1,401.5 46.5% $1,538.2 52.7% Total Shareholders’ Equity $1,713.8 53.7% $1,610.8 53.5% $1,379.5 47.3% AR – DSOs 49.9 49.6 46.6 Inventory Turns 3.0 3.1 3.5 Summary – Balance Sheet Items

13 $ in millions 4Q21 3Q21 4Q20 Year ended December 31, 2021 Beginning Cash Balance $475.8 $401.0 $448.0 $580.9 Cash provided by operating activities 116.0 149.5 204.0 $400.5 Capital expenditures (76.6) (48.9) (52.2) ($210.6) Proceeds from revolving credit facilities and long- term debt 50.0 — — $501.0 Payments on revolving credit facilities and long-term debt (50.0) — — ($651.0) Acquisition of business, net of cash (89.7) — (0.8) ($91.9) Repurchase and retirement of common stock (17.1) (20.0) (15.0) ($67.1) Payments for dividends (10.9) (10.9) (10.8) ($43.5) Other investing activities — 4.3 0.1 $4.5 Other financing activities 6.0 0.3 3.6 ($15.8) Effect of exchange rates (0.9) 0.3 4.0 ($4.2) Ending Cash Balance $402.6 $475.8 $580.9 $402.6 Free Cash Flow1 $39.3 $100.6 $151.8 $189.8 Adjusted EBITDA2 $199.6 $175.5 $148.3 $699.4 Adjusted EBITDA – as a % of net sales2 31.4% 30.3% 28.7% 30.4% Cash Flows 1. Equals cash from operations less capital expenditures. 2. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation.

14 GAAP $ in millions, except per share data 1Q22 Guidance 4Q21 Actual 3Q21 Actual Net Revenue $630 - $650 $635.2 $579.5 Operating Expenses $150 - $152 $135.5 $124.8 Net Income $111- $118 $118.2 $117.5 Diluted Earnings per Common Share $0.81- $0.86 $0.87 $0.86 Non-GAAP $ in millions, except per share data 1Q22 Guidance 4Q21 Actual 3Q21 Actual Net Revenue $630 - $650 $635.2 $579.5 Non-GAAP Operating Expenses1 $126 - $128 $118.7 $111.5 Non-GAAP Net Income1 $131- $138 $131.8 $125.4 Diluted non-GAAP Earnings per Common Share1 $0.96 - $1.01 $0.96 $0.92 Outlook 1. See GAAP to non-GAAP reconciliation tables in the appendix of this presentation.

Entegris®, the Entegris Rings Design®, and other product names are trademarks of Entegris, Inc. as listed on entegris.com/trademarks. All product names, logos, and company names are trademarks or registered trademarks of their respective owners. Use of them does not imply any affiliation, sponsorship, or endorsement by the trademark owner. ©2020 Entegris, Inc. All rights reserved. 15

Appendix 16

17 Reconciliation of GAAP Gross Profit to Adjusted Gross Profit Three months ended Twelve months ended $ in thousands December 31, 2021 December 31, 2020 October 2, 2021 December 31, 2021 December 31, 2020 Net sales $635,204 $517,594 $579,493 $2,298,893 $1,859,313 Gross profit-GAAP $295,090 $230,872 $264,204 $1,059,664 $849,722 Adjustments to gross profit: Integration costs — — — — (1,557) Severance and restructuring costs — — — — 465 Charge for fair value mark-up of acquired inventory sold 428 — — 428 590 Adjusted gross profit $295,518 $230,872 $264,204 $1,060,092 $849,220 Gross margin – as a % of net sales 46.5% 44.6% 45.6% 46.1% 45.7% Adjusted gross margin – as a % of net sales 46.5% 44.6% 45.6% 46.1% 45.7%

18 Reconciliation of GAAP Operating Expenses and Tax Rate to Non-GAAP Operating Expenses and Tax Rate Three months ended Twelve months ended $ in millions December 31, 2021 December 31, 2020 October 2, 2021 December 31, 2021 December 31, 2020 GAAP operating expenses $135.5 $117.6 $124.8 $507.9 $454.3 Adjustments to operating expenses: Deal and transaction costs 4.7 — — 4.7 2.6 Integration costs (0.1) 1.3 1.3 3.8 4.5 Severance and restructuring costs — 0.5 0.2 0.5 3.9 Amortization of intangible assets 12.2 11.9 11.8 47.9 53.1 Non-GAAP operating expenses $118.7 $103.9 $111.5 $451.0 $390.2 GAAP tax rate 20.2% 18.6% 8.3% 14.6% 16.7% Other 0.1% 0.6% 3.1% 1.5% 1.0% Non-GAAP tax rate 20.3% 19.1% 11.4% 16.1% 17.7%

Reconciliation of GAAP Segment Profit to Adjusted Operating Income and Adjusted Segment Profit

$ in thousands	Three Months Ended			Twelve months ended	
Segment profit-GAAP	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
Specialty Chemicals and Engineered Materials (SCEM)	$47,215	$29,761	$41,091	$167,807	$127,969
Microcontamination Control (MC)	94,203	71,691	78,399	321,300	248,910
Advanced Materials Handling (AMH)	45,304	34,321	40,503	159,995	111,028
Total segment profit	186,722	135,773	159,993	649,102	487,907
Amortization of intangible assets	12,240	11,916	11,843	47,856	53,092
Unallocated expenses	14,938	10,629	8,793	49,478	39,370
Total operating income	$159,544	$113,228	$139,357	$551,768	$395,445

$ in thousands	Three months ended			Twelve months ended	
Adjusted segment profit	December 31, 2021	December 31, 2020	October 2, 2021	December 31, 2021	December 31, 2020
SCEM segment profit	$47,215	$29,761	$41,091	$167,807	$127,969
Integration costs	—	—	—	—	(1,557)
Severance and restructuring costs	—	155	69	167	1,061
Charge for fair value write-up of acquired inventory sold	428	—	—	428	235
SCEM adjusted segment profit	$47,643	$29,916	$41,160	$168,402	$127,708
MC segment profit	$94,203	$71,691	$78,399	$321,300	$248,910
Severance and restructuring costs	—	167	75	181	1,152
Charge for fair value write-up of acquired inventory sold	—	—	—	—	126
MC adjusted segment profit	$94,203	$71,858	$78,474	$321,481	$250,188
AMH segment profit	$45,304	$34,321	$40,503	$159,995	$111,028
Severance and restructuring costs	—	121	52	127	1,283
Charge for fair value write-up of acquired inventory sold	—	—	—	—	229
AMH adjusted segment profit	$45,304	$34,442	$40,555	$160,122	$112,540
Unallocated general and administrative expenses	$14,938	$10,629	$8,793	$49,478	$39,370
Unallocated deal and integration costs	(4,558)	(1,300)	(1,290)	(8,524)	(7,096)
Unallocated severance and restructuring costs	—	(58)	(10)	(54)	(868)
Adjusted unallocated general and administrative expenses	$10,380	$9,271	$7,493	$40,900	$31,406
Total adjusted segment profit	$187,150	$136,216	$160,189	$650,005	$490,436
Adjusted amortization of intangible assets	—	—	—	—	—
Adjusted unallocated general and administrative expenses	10,380	9,271	7,493	40,900	31,406
Total adjusted operating income	$176,770	$126,945	$152,696	$609,105	$459,030

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Entegris

20 $ in thousands Three Months Ended Twelve months ended December 31, 2021 December 31, 2020 October 2, 2021 December 31, 2021 December 31, 2020 Net sales $635,204 $517,594 $579,493 $2,298,893 $1,859,313 Net income $118,219 $86,624 $117,461 $409,126 $294,969 Net income – as a % of net sales 18.6% 16.7% 20.3% 17.8% 15.9% Adjustments to net income: Income tax expense 30,003 19,776 10,640 69,950 59,318 Interest expense, net 9,434 12,133 9,339 40,997 47,814 Other expense (income), net 1,888 (5,305) 1,917 31,695 (6,656) GAAP - Operating income 159,544 113,228 139,357 551,768 395,445 Operating margin - as a % of net sales 25.1% 21.9% 24.0% 24.0% 21.3% Charge for fair value write-up of acquired inventory sold 428 — — 428 590 Deal and transaction costs 4,744 — — 4,744 2,576 Integration costs (186) 1,300 1,290 3,780 2,963 Severance and restructuring costs — 501 206 529 4,364 Amortization of intangible assets 12,240 11,916 11,843 47,856 53,092 Adjusted operating income 176,770 126,945 152,696 609,105 459,030 Adjusted operating margin - as a % of net sales 27.8% 24.5% 26.3% 26.5% 24.7% Depreciation 22,801 21,366 22,841 90,311 83,430 Adjusted EBITDA $199,571 $148,311 $175,537 $699,416 $542,460 Adjusted EBITDA – as a % of net sales 31.4% 28.7% 30.3% 30.4% 29.2% Reconciliation of GAAP Net Income to Adjusted Operating Income and Adjusted EBITDA

21 $ in thousands, except per share data Three months ended Twelve months ended December 31, 2021 December 31, 2020 October 2, 2021 December 31, 2021 December 31, 2020 GAAP net income $118,219 $86,624 $117,461 $409,126 $294,969 Adjustments to net income: Charge for fair value write-up of inventory acquired 428 — — 428 590 Deal and transaction costs 4,744 — — 4,744 2,576 Integration costs (186) 1,300 1,290 3,780 2,963 Severance and restructuring costs — 501 206 529 4,364 Loss on extinguishment of debt and modification — — — 23,338 2,378 Amortization of intangible assets 12,240 11,916 11,843 47,856 53,092 Tax effect of adjustments to net income and discrete items1 (3,662) (3,218) (5,417) (20,411) (15,197) Non-GAAP net income $131,783 $97,123 $125,383 $469,390 $345,735 Diluted earnings per common share $0.87 $0.63 $0.86 $3.00 $2.16 Effect of adjustments to net income $0.10 $0.08 $0.06 $0.44 $0.37 Diluted non-GAAP earnings per common share $0.96 $0.71 $0.92 $3.44 $2.54 Weighted average diluted shares outstanding 136,629 136,438 136,631 136,574 136,266 Reconciliation of GAAP Net Income and Diluted Earnings per Common Share to Non-GAAP Net Income and Diluted Non-GAAP Earnings per Common Share 1. The tax effect of pre-tax adjustments to net income was calculated using the applicable marginal tax rate during the respective years.

22 $ in millions First-Quarter 2022 Outlook Reconciliation GAAP net income to non-GAAP net income GAAP net income $111 - $118 Adjustments to net income: Restructuring costs 12 Amortization of intangible assets 12 Income tax effect (4) Non-GAAP net income $131 - $138 First-Quarter 2022 Outlook Reconciliation GAAP diluted earnings per share to non-GAAP diluted earnings per share Diluted earnings per common share $0.81 - $0.86 Adjustments to diluted earnings per common share: Restructuring costs 0.09 Amortization of intangible assets 0.09 Income tax effect (0.03) Diluted non-GAAP earnings per common share $0.96 - $1.01 $ in millions First-Quarter 2022 Outlook Reconciliation GAAP operating expenses to non-GAAP operating expenses GAAP operating expenses $150 - $152 Adjustments to net income: Restructuring costs 12 Amortization of intangible assets 12 Non-GAAP operating expenses $126 - $128 Reconciliation of GAAP Outlook to Non-GAAP Outlook

23 $ in thousands Q419 Q120 Q220 Q320 Q420 Q121 Q221 Q321 Q421 Sales SCEM $146,747 $144,214 $146,213 $150,480 $168,625 $166,541 $180,366 $176,380 $188,004 MC 169,794 159,261 183,758 193,541 205,626 207,099 227,521 225,877 258,866 AMH 117,455 116,137 126,434 144,370 151,741 148,541 172,502 186,200 197,703 Inter-segment elimination (6,998) (7,285) (8,000) (7,404) (8,398) (9,337) (9,037) (8,964) (9,369) Total Sales $426,998 $412,327 $448,405 $480,987 $517,594 $512,844 $571,352 $579,493 $635,204 Segment Profit SCEM $32,822 $32,670 $32,938 $32,600 $29,761 $34,556 $44,945 $41,091 $47,215 MC 57,157 50,167 62,137 64,915 71,691 70,566 78,132 78,399 94,203 AMH 20,686 20,632 22,809 33,266 34,321 32,095 42,093 40,503 45,304 Total Segment Profit $110,665 $103,469 $117,884 $130,781 $135,773 $137,217 $165,170 $159,993 $186,722 Segment Profit Margin SCEM 22.4% 22.7% 22.5% 21.7% 17.6% 20.7% 24.9% 23.3% 25.1% MC 33.7% 31.5% 33.8% 33.5% 34.9% 34.1% 34.3% 34.7% 36.4% AMH 17.6% 17.8% 18.0% 23.0% 22.6% 21.6% 24.4% 21.8% 22.9% GAAP Segment Trend Data

Non-GAAP Segment Trend Data

$ in thousands	Q419	Q120	Q220	Q320	Q420	Q121	Q221	Q321	Q421
Sales									
SCEM	$146,747	$144,214	$146,213	$150,480	$168,625	$166,541	$180,366	$176,380	$188,004
MC	169,794	159,261	183,758	193,451	205,626	207,099	227,521	225,877	258,866
AMH	117,455	116,137	126,434	144,370	151,741	148,541	172,502	186,200	197,703
Inter-segment elimination	(6,998)	(7,285)	(8,000)	(7,404)	(8,398)	(9,337)	(9,037)	(8,964)	(9,369)
Total Sales	$426,998	$412,327	$448,405	$480,897	$517,594	$512,844	$571,352	$579,493	$635,204
Adjusted Segment Profit									
SCEM segment profit	$32,822	$32,670	$32,938	$32,600	$29,761	$34,556	$44,945	$41,091	$47,215
Integration costs	—	—	(1,557)	—	—	—	—	—	—
Severance and restructuring costs	184	174	455	277	155	47	51	69	—
Charge for fair value write-up of acquired inventory sold	(476)	235	—	—	—	—	—	—	428
SCEM adjusted segment profit	$32,530	$33,079	$31,836	$32,877	$29,916	$34,603	$44,996	$41,160	$47,643
MC segment profit	$57,157	$50,167	$62,137	$64,915	$71,691	$70,566	$78,132	$78,399	$94,203
Severance and restructuring costs	195	190	494	301	167	51	55	75	—
Charge for fair value write-up of acquired inventory sold	687	126	—	—	—	—	—	—	—
MC adjusted segment profit	$58,039	$50,483	$62,631	$65,216	$71,858	$70,617	$78,187	$78,474	$94,203
AMH segment profit	$20,686	$20,632	$22,809	$33,266	$34,321	$32,095	$42,093	$40,503	$45,304
Severance and restructuring costs	(379)	135	814	213	121	37	38	52	—
Charge for fair value write-up of acquired inventory sold	—	—	—	229	—	—	—	—	—
AMH adjusted segment profit	$20,307	$20,767	$23,623	$33,708	$34,442	$32,132	$42,131	$40,555	$45,304
Adjusted Segment Profit Margin									
SCEM	22.2%	22.9%	21.8%	21.8%	17.7%	20.8%	24.9%	23.3%	25.3%
MC	34.2%	31.7%	34.1%	33.7%	34.9%	34.1%	34.4%	34.7%	36.4%
AMH	17.3%	17.9%	18.7%	23.3%	22.7%	21.6%	24.4%	21.8%	22.9%

24